Exhibit 3.2

CERTIFICATE OF DESIGNATION
OF
SPECTRAL IP, INC.

ESTABLISHING THE DESIGNATIONS, PREFERENCES,

LIMITATIONS, AND RELATIVE RIGHTS OF ITS

SERIES A PREFERRED STOCK

Pursuant to Section 21.155 of the Texas Business Organizations Code (the “TBOC”), Spectral IP, Inc., a corporation organized and existing under the TBOC (the “Company”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation (the “Certificate”), as amended, and pursuant to Section 21.155 of the TBOC, the Board of Directors, pursuant to Section 6.201 of the TBOC, the Board of Directors, by unanimous written consent of all members of the Board, on April 4, 2025, duly adopted a resolution providing for the issuance of a series of 21,935,714 shares of Series A Preferred Stock effective April [●], 2025, which resolution is and reads as follows:

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors of the Company by the provisions of the Certificate and Section 6.201 of the TBOC, a new series of the preferred stock, par value $0.001 per share, of the Company be, and it hereby is, established; and it is further

RESOLVED, that the new series of preferred stock of the Company be, and it hereby is, given the distinctive designation of “Series A Preferred Stock”; and it is further

RESOLVED, that the Series A Preferred Stock shall consist of 21,935,714 shares; and it is further

RESOLVED, that the Series A Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below (the “Certificate of Designation”):

SECTION 1. DESIGNATION OF SERIES. The shares of such series of Series A Preferred Stock shall be designated as the “Series A Preferred Stock” and the number of shares initially constituting such series shall be 21,935,714 shares.

SECTION 2. RANK. The Series A Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company:

(a) senior in preference and priority to all classes or series of Company common stock, par value $0.001 per share (the “Common Stock”), and each other class or series of equity security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (as defined below) (collectively with the Common Stock, the “Junior Securities”);

(b)  on parity, without preference and priority, with each other class or series of equity security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively, the “Parity Securities”); and

(c)  junior in preference and priority to each other class or series of equity security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series A Preferred Stock with respect to dividend rights or rights upon a Liquidation Event (collectively, the “Senior Securities”).

SECTION 3. DIVIDENDS. The Series A Preferred Stock is not entitled to receive any dividends or other distributions from the Company except as provided in this Section 3. Holders of shares of Series A Preferred Stock will be entitled to participate equally and ratably with the holders of shares of Company’s Common Stock in all dividends or other distributions on the shares of Common Stock as if immediately prior to each record date for the Common Stock, shares of Series A Preferred Stock then outstanding were converted into shares of Common Stock. Dividends or other distributions payable pursuant to this Section 3 will be payable on the same date that such dividends are payable to holders of shares of Common Stock, and no dividends or other distributions will be payable to holders of shares of Common Stock unless dividends or such other distributions contemplated by this Section 3 are also paid at the same time in respect of the Series A Preferred Stock. “Holder” shall mean the person or entity in which the Series A Preferred Stock is registered on the books of the Company.

SECTION 4. VOTING.

Except as set forth in Section 5 below or as otherwise required by the TBOC, the Series A Preferred Stock will vote as a separate class only on matters adversely affecting the Series A Preferred Stock. The Series A Preferred Stock will not have any right to vote together with the Common Stock on any matters. In all cases where the holders of Series A Preferred Stock have the right to vote separately as a class as provided by Section 5 below or otherwise by the TBOC, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock held by such holder.

SECTION 5. Protective Provisions. So long as shares of the Series A Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval of a majority of the then outstanding shares of Series A Preferred Stock:

(a)  Issue any additional shares of Series A Preferred Stock after the original issuance of shares of Series A Preferred Stock;

(b)  Increase or decrease the total number of authorized or designated shares of Series A Preferred Stock;

(c)  Effect an exchange, reclassification, or cancellation of all or a part of the Series A Preferred Stock;

(d)  Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Preferred Stock; or

(e)  Alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares of such series, including the rights set forth in this Certificate of Designations.

PROVIDED, HOWEVER, that the Company may, by any means authorized by law and without any vote of the Holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the Holders of shares of the Series A Preferred Stock.

SECTION 7. CONVERSION.

(a) Conversion Right.

(i) Each holder of Series A Preferred Stock shall have the right, at any time, to convert each share of Series A Preferred Stock into one fully paid and non-assessable share of Common Stock, subject to the terms and conditions set forth herein.

(ii) If any conversion of Series A Preferred Stock would result in the holder exceeding the Blocker Threshold (as defined in Section 7(b)(i)), such holder shall be entitled to convert only that number of shares of Series A Preferred Stock, if any, as would result in the holder owning shares of Common Stock up to but not in excess of the Blocker Threshold, with the remaining shares of Series A Preferred Stock continuing to be held by such holder.

(b) Blocker Ownership.

(i) Notwithstanding the conversion rights set forth in Section 7(a), no holder of Series A Preferred Stock shall be permitted to convert any shares of Series A Preferred Stock into shares of Series A Preferred Stock if, following such conversion, the holder (together with its affiliates and any other person or entity whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of determining ownership limits under applicable securities laws or under the Corporation’s governing documents) would beneficially own in excess of 4.99% of the outstanding Common Stock (the “Blocker Threshold”).

(ii) The 4.99% Blocker Threshold may be waived, with respect to any holder, by a resolution of the Board of Directors, if such waiver is deemed to be in the best interests of the Corporation and its stockholders. Any waiver of the Blocker Threshold must be in writing and expressly approved by the Board of Directors.

(c) Ownership Determination. For purposes of determining beneficial ownership (as such term is defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), all shares of Common Stock that the holder (or any affiliate thereof) would be deemed to beneficially own under Rule 13d-3 of the Exchange Act shall be taken into account.

SECTION 8. LIQUIDATION.

(a) Liquidation. In the event of any Liquidation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or any other Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all shares of Series A Preferred Stock held by such holder, plus all unpaid accrued and accumulated dividends on all such shares of Series A Preferred Stock (whether or not declared). For purposes of this Section 6(a), “Liquidation Value” means, with respect to any Series A Preferred Stock share on any given date, $0.001 per share (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock) and “Junior Securities” means, collectively, the Common Stock and any other class of securities that is specifically designated as junior to the Series A Preferred Stock.

(b) In addition to and after payment in full of all preferential amounts required to be paid to the holders of Series A Preferred Stock upon a Liquidation under this Section 6(a), the holders of Series A Preferred Stock shares then outstanding shall be entitled to participate with the holders of shares of Junior Securities then outstanding, pro rata as a single class based on the number of outstanding shares of Junior Securities on an as-converted basis held by such holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

(c) If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holder so the Series A Preferred Stock shares the full preferential amount to which they are entitled under Section 6(a), (A) the holders of the Series A Preferred Stock shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares were paid in full, and (B) the Corporation shall not make or agree to make any payments to the older of Junior Securities.

Section 9. Transfer Restrictions.

Each Holder agrees that they shall not Transfer any shares of Series A Preferred Stock they hold to any Person. “Transfer” means directly or indirectly (a) offering for sale, selling, pledging, hypothecating, transferring, assigning or otherwise disposing of (or enter into any transaction or device that is designed to, or could be expected to, result in the sale, pledge, hypothecation, transfer, assignment or other disposition at any time) (including, without limitation, by operation of law); or (b) entering into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the benefits or risks of ownership of the applicable securities, whether any such transaction is to be settled by delivery of securities or other securities, in cash or otherwise. In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized (i) to decline to make any Transfer of securities if such Transfer would constitute a violation or breach of this Section 9; and (ii) to imprint on any certificate representing Series A Preferred Stock with a legend describing the restrictions contained herein.

SECTION 10. NO OTHER RIGHTS OR PRIVILEGES. Except as specifically set forth herein, the Holders of the Series A Preferred Stock shall have no other rights, privileges, or preferences with respect to the Series A Preferred Stock.

SECTION 11. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designation are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and public policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation.

NOW THEREFORE BE IT RESOLVED, that the Certificate of Designations is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Company be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Company, any and all documents, and to perform any and all acts necessary to reflect the Directors’ approval and ratification of the resolutions set forth above and this Certificate of Designations; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Company and the Company’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Company, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such person in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Company; and it is further

RESOLVED, that this Certificate of Designations may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which taken together will constitute one and the same instrument. Any electronic signature of a signatory to this Certificate of Designations is intended to authenticate such writing and shall be as valid, and have the same force and effect as a manual signature. Any such electronically signed Certificate of Designations shall be deemed (i) an “electronic transmission”, (ii) to be “written” or “in writing”; (ii) to have been signed; and (iii) to constitute a record established and maintained in the ordinary course of business, and an original written record when printed from electronic files. For purposes hereof, “electronic signature” includes, but is not limited to (i) a scanned copy (as a “pdf” (portable document format) or other replicating image) of a manual ink signature, (ii) an electronic copy of a traditional signature affixed to this Certificate of Designations, (iii) a signature incorporated into this Certificate of Designations utilizing touchscreen capabilities, (iv) a signature incorporated into this Certificate of Designations as a (x) graphic, (y) image file or (z) manually typed characters, added to such document with the intention of such characters representing the signatory’s execution of such Certificate of Designations; or (v) a digital signature. A photocopy, facsimile, .pdf, .tif, .gif, .jpeg or similar electronic copy of this Certificate of Designations (or any signature hereto) shall be effective as an original for all purposes.

IN WITNESS WHEREOF, the Board of Directors of the Company has unanimously approved and caused this “Certificate of Designations of Spectral IP, Inc. Establishing the Designations, Preferences, Limitations, and Relative Rights of its Series A Preferred Stock” to be duly executed and approved this [●] day of April, 2025.

DIRECTORS:

Erich Spangenberg
Director

Richard Cotton
Director

Martin Mellish
Director